Exhibit 10.36
TRANSITION SERVICES AGREEMENT

THIS AGREEMENT, dated as of December 31, 2020 (the “Agreement”), is entered into by and between Piper Sandler & Co. (“Piper Sandler” or the “Company”) and Brian R. Sterling (“Sterling” and, jointly, the “Parties”) for the purpose of establishing the terms and conditions governing Sterling’s provision of limited transition services to Piper Sandler.

1.    Services. Piper Sandler hereby retains Sterling in an advisory capacity to transition client engagements existing as of the termination of his employment. Sterling agrees to provide such assistance to Piper Sandler as Piper Sandler may reasonably request, and to perform all such services in accordance with the direction and supervision of Jonathan J. Doyle or his designee. Piper Sandler agrees that Sterling shall have access to such of Piper Sandler’s employees and support staff as may be reasonably necessary to assist Sterling in performing his duties under this Agreement. Piper Sandler shall have direct access to any work product developed by Sterling in performing his services hereunder, and Sterling acknowledges that any such work product shall be deemed to be the sole and exclusive property of Piper Sandler. The Parties acknowledge that it is their mutual intention and expectation that Sterling shall not be required to provide services to Piper Sandler on a full-time basis, and Sterling shall be free to devote other portions of his working hours to other activities consistent with Sterling’s obligations contained in this Agreement pertaining to confidentiality, non-competition and non-solicitation.

2.    Payment. As payment for the services provided to Piper Sandler by Sterling, Piper Sandler shall pay to Sterling a mutually agreed amount based upon the fees received by Piper Sandler during the term of this Agreement relating to transactions with respect to which Sterling was substantively involved prior to the date of this Agreement (each a “Covered Transaction”). The form of payment may consist of cash, shares of common stock, par value $0.01 per share, of Piper Sander Companies, or a combination of both forms of payment. Sterling shall be responsible for payment of all required taxes and other levies that may be payable in respect of his receipt of any payment hereunder.

3.    Expenses. Piper Sandler agrees to reimburse Sterling for his reasonable out-of-pocket expenses incurred in connection with the performance of his services under this Agreement (“Expenses”); provided, however, that Piper Sandler will reimburse such Expenses only to the extent that such reimbursement is consistent with Piper Sandler’s expense reimbursement policy (including compliance with the terms of such policy governing timing and manner of requests for reimbursement), a copy of which has been provided to Sterling.

4.    Term. Unless sooner terminated mutually by the Parties, this Agreement shall terminate on December 31, 2021 (the “Termination Date”), provided, however, that if any Covered Transaction has been publicly announced on or prior to the Termination Date, then Sterling shall receive payment for such Covered Transaction so long as the fees relating to such Covered Transaction are received by Piper Sandler prior to June 30, 2022. Notwithstanding the foregoing, the terms and provisions of Sections 7, 9-12, and 16-19 of this Agreement shall survive termination of this Agreement.

5.    Securities Licenses and Registrations. Piper Sandler agrees that during the term of this Agreement, it shall continue to maintain Sterling’s securities registrations, including his S7, S24, S63 and S79 licenses with the Financial Industry Regulatory Authority (“FINRA”) and Sterling shall be registered with FINRA as an associated person of Piper Sandler. Sterling warrants to Piper Sandler that he shall promptly advise Piper Sandler of any actions or events that require that his Form U-4 be amended or updated.

6.    Conflict of Interest Prohibited. Sterling represents and warrants that he currently has no conflict of interest with any Client (as defined in Section 12) relating to any potential Covered Transaction or with Piper Sandler that may arise out of the services that Sterling is to provide pursuant to this Agreement. In the event Sterling anticipates any conflict of interest arising as a result of this Agreement, or as between himself and Piper Sandler, Sterling covenants that he will promptly notify Piper Sandler of any such conflict or potential conflict.

7.    Cooperation. Sterling agrees to reasonably cooperate with Piper Sandler and any of its affiliates, at their cost and expense, in any legal or regulatory matters (whether or not such regulatory matters are formal investigations) arising in connection with services performed during Sterling’s employment with Piper Sandler (including its predecessors) or services performed under this Agreement brought by or against them or any of their officers, directors, employees, agents, assigns, insurers, representatives, counsel, administrators, predecessors, successors and shareholders before any court, arbitrator, mediator, regulator government agency or self-regulatory agency. By agreeing to cooperate with Piper Sandler and any of its affiliates in any such matters, Sterling agrees, among other things, to make himself available at mutually agreeable dates and times, provide any documents within his possession or control, and provide testimony if Sterling is called to provide it at a deposition, trial or arbitration.

8.    Independent Contractor. The Parties mutually agree that Sterling’s employment with Piper Sandler ends as of December 31, 2020. The Parties further agree that neither party is acting in the capacity of agent for the other party under this Agreement. Sterling’s relationship to Piper Sandler is that of an independent contractor and Sterling’s services hereunder shall in no way create on the part of Sterling any right or entitlement to any benefit as an employee of Piper Sandler. Sterling shall not hold himself out as being in any way affiliated with Piper Sandler, other than as (i) an independent contractor providing services to Piper Sandler and (ii) upon election, a member of the Board of Directors of Piper Sandler Companies. The parties will have no authority to make representations, commitments or contracts on behalf of the other party, and none of the parties will hold itself out as possessing such authority. Sterling will not make, publish or distribute any advertisement or marketing material utilizing the trademarks, logos, trade names or abbreviations thereof or any other such identifying mark or name of Piper Sandler without the prior consent of Piper Sandler.

9.    Confidentiality. Sterling acknowledges that he may, in the course of the performance of services hereunder or while in the offices of Piper Sandler, come into contact with or become familiar with proprietary, secret or confidential information concerning Clients (the “Client Confidential Information”). Sterling shall keep all Client Confidential Information confidential and shall not disclose or reveal in any manner whatsoever any Client Confidential Information to any person other than persons (including officers, employees and agents of Piper Sandler) with respect to whom Piper Sandler has authorized Sterling to disclose such Client Confidential Information.

Sterling also acknowledges that Sterling may, in the course of the performance of services hereunder or while in the offices of Piper Sandler, come into contact with or become familiar with proprietary, secret or confidential information concerning Piper Sandler, including, without limitation, any and all proprietary work product generated by any officer, employee or agent of Piper Sandler, the identity and any other information about any of Piper Sandler’s Clients and information about Piper Sandler’s business and financial affairs (the “Company Confidential Information,” and together with the Client Confidential Information, the “Confidential Information”).

Sterling agrees that he shall not use any Confidential Information for any purpose other than in connection with the performance of his services pursuant to the terms and conditions of this Agreement. Sterling further agrees that he shall not use any Confidential Information in any way to the detriment of Piper Sandler. Sterling acknowledges that Sterling does not have, nor will he acquire based upon the performance of his services hereunder, any right, title or interest in any Confidential Information.

Sterling shall implement all reasonable, necessary and appropriate measures to safeguard the Confidential Information from disclosure to anyone other than as permitted in this Agreement.

Sterling acknowledges that monetary damages would not be an adequate or sufficient remedy to compensate Piper Sandler for any breach of Sterling’s obligations pertaining to Confidential Information and that Piper Sandler shall be entitled to specific performance and injunctive relief as remedies for any such breach or any threat of such breach without being required to prove actual damages, and that Piper Sandler shall not be required to post a bond or other security in connection therewith, and that Sterling shall not oppose the granting of such relief. Such remedies shall not be deemed to be the exclusive remedies for any such breach of the provisions relating to Confidential Information but shall be in addition to all other remedies at law or in equity available to Piper Sandler.

10.    Non-Competition. Sterling acknowledges and agrees that Piper Sandler has a legitimate interest in being protected from Sterling being employed by, or providing services to, an entity that competes with Piper Sandler. By signing this Agreement, Sterling voluntarily agrees to accept the terms of this noncompetition provision as reasonable and equitable under the circumstances. Sterling specifically agrees that (1) it is reasonable with respect to its scope, duration and geographic area and (2) the payment that Piper Sandler has offered is sufficient consideration for this noncompetition provision. Sterling agrees that he shall not become an employee of, or a consultant to, or otherwise engage (including as a director, partner, agent or advisor) in any business, enterprise or activity that competes with Piper Sandler or any of its affiliates in Investment Banking in the Restricted Territory during the term of this Agreement and for the period ending on January 3, 2023. Notwithstanding the foregoing, nothing in this Agreement shall prevent (a) ownership of a passive investment interest of no more than five percent (5%) in a publicly traded company, or (b) management of personal investments, including through Sterling’s family office, to the extent such investments do not compete with Piper Sandler or any of its affiliates in Investment Banking in the Restricted Territory. The following terms shall have the meanings set forth below:

“Investment Banking” means any capital markets (including equity and debt capital raising), fixed income sales and trading (including fixed income analysis), equity research, equity sales and trading, mergers and acquisition advisory, and/or strategic advisory services, in each case, of the type and in the manner provided by investment banks. For the avoidance of doubt, Investment Banking does not include investment advisory and investment management business as conducted by merchant banks, hedge funds, private equity firms, venture capital firms, family offices, asset managers and investment advisory firms.

“Restricted Territory” means any geographic area, including, but not limited to, North America, Europe, Asia, and the Middle East, in which the Company or any of its affiliates: (i) is engaged in business at any time within the prior twelve (12)-month period through sales and trading, research, merger and acquisition advisory services, capital raising or otherwise; or (ii) has within the prior twelve (12)-month period otherwise taken demonstrable steps to commence engaging in business, including by establishing client relationships.

11.    Non-Solicitation of Clients. During the term of this Agreement and for the period ended January 3, 2023, Sterling will not, directly or indirectly, solicit or assist in the solicitation of Clients in the Restricted Territory for a firm other than Piper Sandler or any of its affiliates to provide services comparable to those services provided by the Company. Sterling acknowledges and agrees that this non-solicitation agreement is necessary to protect Piper Sandler’s legitimate business interests, and that the payment that Piper Sandler has offered in this Agreement is sufficient consideration for this non-solicitation provision. By signing this Agreement, Sterling voluntarily elects to receive and accept the terms and conditions of this paragraph and acknowledge and agree that they are fair, reasonable and necessary to protect Piper Sandler’s legitimate business interests.

“Client” means Piper Sandler’s current or prospective investment banking, capital markets, merchant banking, investment advisory or private equity clients, or any such client that has done business with Piper Sandler, in all cases within the prior twelve (12)-month period, with a “prospective client” to mean any individual or entity that has been solicited for business by Piper Sandler or an affiliate within the prior twelve (12)-month period.

12.    Non-Solicitation of Employees. During the term of this Agreement and for the period ended January 3, 2023, Sterling will not, directly or indirectly, alone or in concert with others, hire or attempt to hire any person who is an employee, an individual consultant or individual contractor of the Company or who was an employee, individual consultant or individual contractor of the Company during the prior twelve (12)-month period. Sterling agrees that during this period he will not, directly or indirectly, encourage or induce any employee, individual consultant or individual contractor of Piper Sandler to cease providing services to Piper Sandler (other than general solicitations not specifically targeted at any such persons). References herein to an “individual consultant” or “individual contractor” shall refer to individuals who provide professional services exclusively to Piper Sandler for more than a limited period of time. By signing this Agreement, Sterling voluntarily elects to receive and accept the terms and conditions of this paragraph and acknowledge and agree that they are fair, reasonable and necessary to protect Piper Sandler’s legitimate business interests.

13.    Termination of Offer Letter and Entire Agreement. The parties agree that Sterling’s Offer Letter, dated July 2, 2019, is terminated effective December 31, 2020, concurrently with the termination of Sterling’s employment with Piper Sandler, and that this Agreement constitutes the entire understanding between Sterling and Piper Sandler with respect to the subject matter hereof and supersedes any and all prior understandings, whether oral or written, in connection therewith. This Agreement may be amended only in a writing signed by the Parties.

14.    Compliance with Piper Sandler Policies and Procedures. In consideration of Piper Sandler agreeing to continue to maintain Sterling’s registrations and association with Piper Sandler during the term of this Agreement, Sterling will be subject to and agrees to comply with all Piper Sandler ethics and compliance policies and procedures in the same manner as he would if he were an employee, including but not limited to Piper Sandler’s Code of Ethics and Business Conduct, the Piper Sandler Information Barriers Policy, the Piper Sandler Personal Trading Policy, and the Piper Sandler personal conflict policies (i.e., disclosure of Outside Securities Accounts, Outside Business Activities, Outside Board Affiliations and Private Securities Transactions). For the avoidance of doubt, all trading activity in Sterling’s personal and related securities accounts must continue to be pre-approved by the Chief Administrative Officer of Investment Banking until the Termination Date. In addition, Sterling will be required to fulfill all Piper Sandler training and continuing education requirements, as specified by Compliance. Sterling acknowledges and agrees that current regulations require Sterling to disclose to Piper Sandler any outside business activities and/or outside employment Sterling is contemplating engaging in during the term of this Agreement, and all such contemplated outside business activities and/or outside employment during the term of this Agreement shall be subject to Piper Sandler’s prior review and prior approval. Notwithstanding the foregoing, it is expressly acknowledged that Sterling shall cease to have any supervisory responsibilities at Piper Sandler and its affiliates as of December 31, 2020, and no policies, procedures, or requirements previously applicable to him in his supervisory and managerial capacities shall apply following as of December 31, 2020.

15.    Facilities. During the term of this Agreement, Piper Sandler shall provide Sterling with an e-mail address, a laptop and a mobile device. Sterling agrees to conduct any and all Piper Sandler business on Piper Sandler’s network so that Piper Sandler can meet its regulatory requirements.

16.    Indemnification. Piper Sandler agrees to indemnify and hold Sterling harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which

Sterling may become subject under applicable federal or state law, or otherwise, related to or arising out of the retention of Sterling pursuant to, and the performance by Sterling of the services contemplated by, this Agreement, and will reimburse Sterling for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not Sterling is a party. Piper Sandler will not be liable under the foregoing indemnification provision to the extent that any such loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from Sterling’s bad faith, willful misconduct or gross negligence.

17.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein.

18.    Assignment. The rights and obligation of Piper Sandler under this Agreement shall be transferable, and all covenants and agreements hereunder shall be binding upon, inure to the benefit of, and be enforceable by its successors and assigns. Sterling may not assign this Agreement, and any such assignment shall be null and void.

19.    Miscellaneous.

Entire Agreement. This Agreement constitutes the entire understanding between Sterling and Piper Sandler with respect to the subject matter hereof and supersedes any and all prior understandings, whether oral or written, in connection therewith. This Agreement may be amended only in a writing signed by the Parties.

Waivers. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof. No waiver of any of the provision of this Agreement shall be valid or effective unless in writing, signed by both parties hereto.

Severability. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent the provisions of this Agreement shall be deemed to be severable.

Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied or emailed signature pages), each of which need not contain the signature of all parties hereto, and all of such counterparts taken together shall constitute a single agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

PIPER SANDLER & CO.

By: /s/ Chad R. Abraham /s/ Brian R. Sterling
Name: Chad R. Abraham Brian R. Sterling
Title: Chairman and CEO